EXHIBIT 10.1

FORM OF EXECUTIVE AGREEMENT

The following Executive Agreement has been entered into with the following officers as of the date indicated opposite their name:

Barry F. Cohen Executive Vice President, Strategic Services and Partners	January 21, 2003

Paul J. Cunningham Executive Vice President, Worldwide Sales	January 21, 2003

James E. Heppelmann Executive Vice President, Software Solutions and Chief Technology Officer	January 21, 2003

Cornelius F. Moses Executive Vice President and Chief Financial Officer	June 24, 2003

EXECUTIVE AGREEMENT

        This Agreement is entered into as of the              day of             , 200_ between Parametric Technology Corporation, a Massachusetts corporation (the “Company”), and [Executive], [Address] (the “Executive”).

        WHEREAS, the Executive is the [Executive Title] of the Company; and

        WHEREAS, to provide incentive for the Executive to remain with the Company, the Company desires to make the following arrangements with the Executive concerning certain payments and benefits to be provided to the Executive in the event of the termination of his employment without cause or in the event of certain other events specified herein;

        NOW, THEREFORE, the Company and the Executive hereby agree as follows:

1.    Termination Notice.    The Company agrees that it may not terminate the employment of the Executive unless (i) it does so for Cause (as defined below) or (ii) the Company has delivered to the Executive a written notice of such termination of employment (the “Termination Notice”) at least twelve (12) months in advance of the effective date thereof. The duties of the Executive during the period from the date of delivery of a Termination Notice until the termination of his employment shall be as determined by the Board of Directors.

2.    Salary and Benefits.

(a)	During the period from the date of delivery of a Termination Notice (the “Notice Date”) until the earlier of (i) the date twelve (12) months after the Notice Date, or (ii) the date the Executive commences employment with another company or organization, it being agreed that the Executive shall immediately notify the Company of such event (the “Severance Period”), and so long as the Executive is in compliance with the terms of this Agreement and any material provision of any other written agreement with the Company, the Company shall (A) pay to the Executive, per normal payroll practice, a salary (the “Severance Period Salary”) at a rate equal, on an annualized basis, to the highest annual salary (excluding any bonuses) in effect with respect to the Executive during the six month period immediately preceding the Termination Notice and (B) provide the Executive with employee benefits, including health insurance, dental insurance, life insurance, participation in the Company’s 401(k) plan and Employee Stock Purchase Plan and short-term and long-term disability coverage, pursuant to the same terms and conditions under which the Company makes such benefits available to employees generally, all subject to the terms and conditions of the respective plans and applicable law (collectively, the “Severance Period Benefits”).

(b)	In the event that (i) there is a Change in Control (as defined below) of the Company and (ii) within twelve (12) months thereafter, a Change in Status (as defined below) of the Executive occurs, and so long as the Executive is in compliance with the terms of this Agreement and any material provision of any other written agreement with the Company, the Company shall pay the Severance Period Salary and provide the Severance Period Benefits to the Executive during the period from the effective date of the Change in Status until the earlier of (i) the date twelve (12) months after such date or (ii) the date the Executive commences employment with another company or organization, it being agreed that the Executive shall immediately notify the Company of such event. Such compensation and benefits, and those provided under Section 3, shall be in lieu of any other compensation and benefits to the Executive with respect to any continuing employment during such period, and the Company shall have no obligation to make any payments or provide any benefits to the Executive under Section 2(a) above.

3.    Stock Options and Other Equity Awards.     Effective upon a Change in Control, (i) all outstanding stock options and stock appreciation rights (“SARs”) granted under any Stock Plan (as defined below) held by Executive shall immediately become exercisable in full, (ii) all restrictions applicable to restricted stock held by Executive under any Stock Plan shall immediately lapse, and (iii) all other criteria for vesting of any award granted under any Stock Plan and held by Executive shall be deemed to have been met, notwithstanding any vesting schedule or other provisions to the contrary in the agreements evidencing such stock options, SARs, restricted stock or other award. The Company and Executive hereby agree that such agreements are hereby and will be deemed amended to give effect to this provision.

4.    Definitions.

(a)	The Company shall be deemed to have terminated the Executive’s employment for “Cause” if it does so (i) for the Executive’s willful and continued failure to substantially perform his duties to the Company (other than any such failure resulting from the Employee’s incapacity due to physical or mental illness or any such actual or anticipated failure after a Change in Status of the Executive), provided that the Company has delivered a written demand for substantial performance to the Executive specifically identifying the manner in which the Company believes that the Executive has not substantially performed his duties, and that the Executive has not cured such failure within 30 days after such demand, (ii) for willful conduct by the Executive which is demonstrably and materially injurious to the Company, (iii) because the Executive has been convicted of, or has pled guilty or nolo contendere to, a felony or (iv) for the Executive’s willful violation of any material provision of any confidentiality, nondisclosure, assignment of invention, noncompetition or similar agreement entered into by the Executive in connection with his employment by the Company. For purposes of this paragraph, no act or failure to act on the Executive’s part shall be deemed “willful” unless done or omitted to be done by the Executive not in good faith and without reasonable belief that his action or omission was in the best interests of the Company.

(b)	A “Change in Control” of the Company shall mean the occurrence of any of the following events: (i) any “person”, as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportion as their ownership of stock in the Company) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities (other than as a result of acquisitions of such securities from the Company); (ii) individuals who, as of the date hereof, constitute the Board of Directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company) shall be, for purposes of this Agreement, considered to be a member of the Incumbent Board; (iii) the consummation of a merger, share exchange or consolidation of the Company or any subsidiary of the Company with any other corporation (each a “Business Combination”), other than (A) a Business Combination that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of another entity) beneficial ownership, directly or indirectly, of a majority of the combined voting power of the Company or the surviving entity (including any person that, as a result of such transaction, owns all or substantially all of the Company’s assets either directly or through one or more subsidiaries) outstanding immediately after such Business Combination or (B) a merger, share exchange or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no “person” (as defined above) is or becomes the beneficial owner of 50% or more of the combined voting power of the Company’s then outstanding securities; or (iv) the stockholders of the Company approve (A) a plan of complete liquidation of the Company; or (B) an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets but excluding a sale or spin-off of a product line, business unit or line of business of the Company if the remaining business is significant as determined by the Company’s board of directors in its sole discretion.

(c)	A “Change in Status” of the Executive shall mean the occurrence, without the Executive’s written consent and without Cause, of any of the following circumstances (unless such circumstances constitute an isolated, insubstantial and inadvertent action not taken in bad faith and are fully remedied by the Company within 30 days after receipt of notice thereof by the Executive): (i) any diminution or change in a manner adverse to the Executive of (A) his title, office or position with the Company, (B) his salary or other benefits (other than diminutions that are made generally with respect to substantially all executives of similar rank), or (C) his duties, responsibilities or employment condition, (ii) the Company’s requiring the Executive (without his consent) to be based at any office or location more than fifty (50) miles from the location of his principal office on the date of this Agreement, or (iii) the failure by the Company to pay to the Executive any portion of his compensation within ninety (90) days after such compensation is due.

(d)	A “Stock Plan” of the Company shall mean any stock option or equity compensation plan of the Company in effect at any time, including without limitation the 1987 Incentive Stock Option Plan, the 1997 Incentive Stock Option Plan, the 1997 Nonqualified Stock Option Plan and the 2000 Equity Incentive Plan.

5.    Taxes.

(a)	Withholding. All payments to be made to the Executive under this Agreement will be subject to any required withholding of federal, state and local income and employment taxes.

(b)	Payment Limitation. Notwithstanding anything in this Agreement to the contrary, if the Company determines, based on the opinion of its independent accountants serving as such immediately prior to the Change in Control (the “Accounting Firm”), that any of the payments provided for in this Agreement, together with any other payments that must be included in such determination, would constitute an “Excess Parachute Payment” (as defined in Section 280G (or any successor provision thereof) of the Internal Revenue Code of 1986, as amended (the “Code”), and proposed and final regulations thereunder), the payments pursuant to this Agreement shall be reduced to the maximum amount that would permit a determination that the Executive has not received an Excess Parachute Payment (the “Maximum Amount”) unless the after-tax amount payable to the Executive hereunder without regard to the foregoing limitation (“Uncapped After-Tax Amount,” as defined below) exceeds the after-tax amount payable to the Executive with regard to such limitation (“Capped After-Tax Amount,” as defined below) by 10% or more. Any such determination or reduction in amounts payable pursuant to this Agreement shall be made in accordance with the following provisions.

(i)	For purposes of determining whether the amounts payable to the Executive pursuant to this Agreement shall be reduced to the Maximum Amount, the following terms shall have the meaning indicated.

(A)	The “Uncapped After-Tax Amount” shall be equal to the sum of the amounts payable pursuant to this Agreement (without regard to this paragraph 5(b)) and pursuant to all benefit and compensation plans and arrangements that must, pursuant to the Code, be included in determining whether an Excess Parachute Payment has been made, less the Income Tax Amount on such sum and the 20% excise tax under Section 4999 of the Code that would be due on all Excess Parachute Payments.

(B)	The “Capped After-Tax Amount” shall be equal to the sum of the Maximum Amount and all amounts payable pursuant to all benefit and compensation plans and arrangements that must, pursuant to the Code, be included in determining whether an Excess Parachute Payment has been made, less the Income Tax Amount on such sum.

(C)	The “Income Tax Amount” shall be equal to the amount of federal, state and local income taxes and the Executive’s share of Federal Insurance Contributions Act taxes that would be due on a payment (after taking into account the deductibility of state and local income taxes for federal income tax purposes) if the highest marginal federal, state and local income tax rate in effect at the time of the Change in Control were imposed on the value of the payments, assuming that the amounts payable pursuant to this Agreement and all benefit and compensation plans and arrangements shall be treated as paid in full on the date of the Change in Control.

(ii)	If the Accounting Firm determines that payments pursuant to this Agreement should be reduced to the Maximum Amount, the Company shall promptly give the Executive notice to that effect and a copy of the detailed calculation thereof, and the Executive may then elect, in his sole discretion, which and how much of the payments shall be eliminated or reduced (as long as, after such election, the present value of the aggregate payments equals the Maximum Amount), and shall advise the Company in writing of his election within 10 days of his receipt of notice. If no such election is made by the Executive within such period, the Company may elect which and how much of the payments shall be eliminated or reduced (as long as, after such election, the present value of the aggregate payments equals the Maximum Amount) and shall notify the Executive promptly of such election. All determinations made by the Accounting Firm under this paragraph 5 shall be (i) based upon Sections 280G and 4999 of the Code (or successor provisions thereof) and on proposed or final regulations for applying those Code sections, or on substantial authority within the meaning of Section 6662 of the Code, (ii) binding upon the Company and the Executive and (iii) made within 60 days of the Notice Date. As promptly as practicable following such determination, the Company shall pay to or distribute for the Executive’s benefit such payments as are then due to the Executive under this Agreement and shall promptly pay to or distribute for the Executive’s benefit in the future such payments as become due to the Executive under this Agreement.

(iii)	As a result of possible uncertainty in the application of Section 280G of the Code at the time of the determinations by the Accounting Firm hereunder, amounts may be paid that should not be paid (“Overpayment”), or additional amounts may not be paid that could be paid (“Underpayment”), in each case, consistent with the calculations required to be made hereunder. In the event that the Internal Revenue Service asserts a deficiency against the Executive or the Company in such a case and the Accounting Firm determines that an Overpayment has been made, the Executive shall reimburse the Company the amount of such Overpayment together with interest at the applicable federal rate under Section 7872(f)(2)(B) of the Code within 60 days (or such shorter period as may be required by law) after receipt by the Executive of written notice of such determination by the Accounting Firm, including the amount of the Overpayment and interest calculation; provided, however that no such amount shall be payable by the Executive to the Company if and to the extent such reimbursement is prohibited by applicable law or would not eliminate either the excise tax under Section 4999 of the Code or the disallowance of the deduction under Section 280G(a) of the Code, for the amounts previously paid to the Executive. In the event that the Accounting Firm determines that an Underpayment has been made, the Company shall promptly pay such Underpayment to the Executive, together with interest at the applicable federal rate provided for in Section 7872(f)(2)(B) of the Code.

6.    Term.    This Agreement shall continue in effect until February 25, 2006, unless extended by the mutual written consent of the Company and the Executive.

7.    Successor.

(a)	This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution.

(b)	This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c)	The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as defined above and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement.

8.    Miscellaneous.

(a)	This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without reference to principles of conflict of laws.

(b)	This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(c)	This Agreement constitutes the entire understanding and agreement between the parties hereto with regard to the compensation and benefits payable to the Executive in the circumstances described herein, superseding all prior understandings and agreements, whether oral or written.

(d)	The Company agrees to pay as incurred and within 20 days after submission of supporting documentation, to the full extent permitted by law, all legal fees and expenses the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), but not more than an aggregate of $50,000, in the event the Company prevails thereon plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Code.

(e)	All notices and other communications hereunder shall be in writing and shall be delivered by hand delivery, by a reputable overnight courier service, or by registered or certified mail, return receipt requested, postage prepaid, in each case addressed as follows:

If to the Company:

Parametric Technology Corporation

140 Kendrick Street

Needham, MA 02494

Attention: General Counsel

If to the Executive:

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Any notice or communication shall be deemed to be delivered upon the date of hand delivery, one day following delivery to an overnight courier service, or three days following mailing by registered or certified mail.

EXECUTED as of the date first written above.

PARAMETRIC TECHNOLOGY CORPORATION

By: _________________________________

Title:

______________________________________

Name:

7